EXHIBIT 4.1

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUBJECT TO SECTION 5 BELOW, NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR HOLDER, SATISFACTORY TO COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

WARRANT TO PURCHASE SHARES

OF COMMON STOCK

OF ENDOCYTE, INC.

May 16, 2013

THIS CERTIFIES THAT, for value received, OTA LLC (“Holder”) is entitled to subscribe for and purchase THIRTY-FOUR THOUSAND, SIX HUNDRED FORTY-SEVEN (34,647) shares of fully paid and nonassessable Common Stock of Endocyte, Inc., a Delaware corporation (the “Company”), at the Warrant Price (as hereinafter defined), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, the term “Common Stock” shall mean Company’s presently authorized Common Stock, $0.001 par value per share, and any stock into which such Common Stock may hereafter be converted or exchanged and the term “Warrant Shares” shall mean the shares of Common Stock which Holder may acquire pursuant to this Warrant and any other shares of stock into which such shares of Common Stock may hereafter be converted or exchanged. This Warrant was issued originally to Oxford Finance Corporation (“Oxford”) as of December 31, 2007 (the “Original Issue Date”), in connection with that certain loan transaction entered into as of the Original Issue Date between Company and Oxford. Oxford has assigned this Warrant to Holder pursuant to the Assignment dated May 16, 2013, and in connection with that Assignment, Holder has represented and warranted that, except for transfers to an affiliate of Holder, Holder is acquiring this Warrant and the Warrant Shares issuable upon exercise of this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof.

1.          Warrant Price. The “Warrant Price” shall initially be $8.1175 per share, subject to adjustment as provided in Section 6 below.

2.          Conditions to Exercise. The purchase right represented by this Warrant may be exercised at any time, or from time to time, in whole or in part during the term commencing on the date hereof and ending at 5:00 P.M. Pacific time on the tenth anniversary of the Original Issue Date (the “Expiration Date”).

3.          Method of Exercise or Conversion; Payment; Issuance of Shares; Issuance of New Warrant.

(a)          Cash Exercise. Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised by Holder hereof, in whole or in part, by the surrender of the original of this Warrant (together with a duly executed Notice of Exercise in substantially the form attached hereto) at the principal office of Company (as set forth in Section 16 below) and by payment to Company, by certified or bank check, or wire transfer of immediately available funds, of an amount equal to the then applicable Warrant Price per share multiplied by the number of Warrant Shares then being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be in the name of, and delivered to, Holder hereof, or as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder hereof of any applicable transfer taxes). Such delivery shall be made within 30 days after exercise of this Warrant and at Company’s expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Warrant Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to Holder hereof within 30 days after exercise of this Warrant.

(b)          Conversion. In lieu of exercising this Warrant as specified in Section 3(a), Holder may from time to time convert this Warrant, in whole or in part, into Warrant Shares by surrender of the original of this Warrant (together with a duly executed Notice of Exercise in substantially the form attached hereto) at the principal office of Company, in which event Company shall issue to Holder the number of Warrant Shares computed using the following formula:

X = Y (A-B)

A

Where:

X = the number of Warrant Shares to be issued to Holder.

Y = the number of Warrant Shares purchasable under this Warrant (at the date of such calculation).

A = the Fair Market Value of one share of Common Stock (at the date of such calculation).

B = Warrant Price (as adjusted to the date of such calculation).

(c)          Fair Market Value. For purposes of this Section 3, Fair Market Value of one share of Common Stock shall mean:

(i)          The average of the closing bid and asked prices of Common Stock quoted in the Over-The-Counter Market Summary, the last reported sale price quoted on the Nasdaq Stock Market or on any other exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of the Wall Street Journal for the three (3) trading days prior to the date of determination of Fair Market Value; or

(ii)         In the event of an exercise in connection with a merger, acquisition or other consolidation in which Company is not the surviving entity, the per share Fair Market Value for the Common Stock shall be the value to be received per share of Common Stock by all holders of the Common Stock in such transaction as determined by Company’s Board of Directors; or

(iii)        In any other instance, the per share Fair Market Value for the Common Stock shall be as determined in the reasonable good faith judgment of Company’s Board of Directors.

In the event of Sections 3(c)(ii) or 3(c)(iii), above, Company’s Board of Directors shall prepare a certificate, to be signed by an authorized officer of Company, setting forth in reasonable detail the basis for and method of determination of the per share Fair Market Value of the Common Stock. The Board of Directors will also certify to Holder that this per share Fair Market Value will be applicable to all holders of Common Stock. Such certification must be made to Holder at least thirty (30) business days prior to the proposed effective date of the merger, consolidation, sale, or other triggering event as defined in Sections 3(c)(ii) or 3(c)(iii).

(d)          Automatic Exercise. To the extent this Warrant is not previously exercised, it shall be deemed to have been automatically exercised in accordance with Sections 3(b) and 3(c) hereof (even if not surrendered) as of immediately before its expiration, involuntary termination or cancellation if the then-Fair Market Value of a Warrant Share exceeds the then-Warrant Price, unless Holder notifies Company in writing to the contrary prior to such automatic exercise.

(e)          Treatment of Warrant Upon Acquisition of Company.

(i)          Certain Definitions. For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of Company, or any reorganization, consolidation, or merger of Company, or sale of outstanding Company securities by holders thereof, where the holders of Company’s securities before the transaction beneficially own less than a majority of the outstanding voting securities of the successor or surviving entity after the transaction. For purposes of this Section 3(e), “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten percent (10%) or more of the voting capital stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable.

(ii)         Cash Acquisition. In the event of an Acquisition in which the sole consideration is cash, Holder may either (a) exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) permit the Warrant to expire upon the consummation of such Acquisition. Company shall provide Holder with written notice of any proposed Acquisition together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice, which is to be delivered to Holder not less than ten (10) business days prior to the closing of the proposed Acquisition.

(iii)        Asset Sale. In the event of an Acquisition that is an arm’s-length sale of all or substantially all of Company’s assets (and only its assets) to a third party that is not an Affiliate of Company (a “True Asset Sale”), Holder may either (a) exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) permit the Warrant to continue until the Expiration Date if Company continues as a going concern following the closing of any such True Asset Sale. Company shall provide Holder with written notice of any proposed asset sale together with such reasonable information as Holder may request in connection with such asset sale giving rise to such notice, which is to be delivered to Holder not less than ten (10) business days prior to the closing of the proposed asset sale.

(iv)        Public Acquisition. Except with respect to an Acquisition subject to the terms and conditions of either Section 3(e)(ii) or Section 3(e)(iii) above, Holder agrees that, in the event of an Acquisition of the Company by a publicly traded acquirer if the acquirer in the Acquisition does not agree to assume this Warrant at and as of the closing thereof, the Company may require this Warrant to be deemed automatically exercised and Holder shall participate in the Acquisition as a holder of the Warrant Shares on the same terms as other holders of the same class of securities of the Company.

(v)         Assumption of Warrant. Upon the closing of any Acquisition other than those particularly described in subsections (ii) and (iii) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Warrant Shares issuable upon exercise of the unexercised portion of this Warrant as if such Warrant Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Warrant Shares shall be adjusted accordingly.

4.           Legends.

(a)          Legend. Each certificate representing the Warrant Shares shall be endorsed with substantially the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED (UNLESS SUCH TRANSFER IS TO AN AFFILIATE OF HOLDER) UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, A “NO ACTION” LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR (IF REASONABLY REQUIRED BY COMPANY) AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

Company need not enter into its stock records a transfer of Warrant Shares unless the conditions specified in the foregoing legend are satisfied. Company may also instruct its transfer agent not to allow the transfer of any of the Warrant Shares unless the conditions specified in the foregoing legend are satisfied.

(b)          Removal of Legend and Transfer Restrictions. The legend relating to the Act endorsed on a certificate pursuant to paragraph 5(a) of this Warrant shall be removed and Company shall issue a certificate without such legend to Holder if (i) the Securities are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available or (ii) Holder provides to Company an opinion of counsel for Holder reasonably satisfactory to Company, a no-action letter or interpretive opinion of the staff of the Securities and Exchange Commission (“SEC”) reasonably satisfactory to Company, or other evidence reasonably satisfactory to Company, to the effect that sale, transfer or assignment of the Securities may be made without registration and without compliance with any restriction such as Rule 144.

(c)          “Market Stand-Off’ Agreement. Holder (and its affiliates) hereby agrees that it shall bound by the same “Market Standoff Provision” contained in the Third Amended and Restated Investors’ Rights Agreement dated as of March 9, 2007, of Company (the “Registration Rights Agreement”), and that the Warrant Shares shall be similarly bound under the Registration Rights Agreement.

5.           Condition of Transfer or Exercise of Warrant. It shall be a condition to any transfer or exercise of this Warrant that at the time of such transfer or exercise, Holder shall provide Company with a representation in writing that Holder or transferee is acquiring this Warrant and the shares of Common Stock to be issued upon exercise for investment purposes only and not with a view to any sale or distribution, or will provide Company with a statement of pertinent facts covering any proposed distribution. As a further condition to any transfer of this Warrant or any or all of the shares of Common Stock issuable upon exercise of this Warrant, other than a transfer registered under the Act, Company may request a legal opinion, in form and substance satisfactory to Company and its counsel, reciting the pertinent circumstances surrounding the proposed transfer and stating that such transfer is exempt from the registration and prospectus delivery requirements of the Act. Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder. Each certificate evidencing the Warrant Shares issued upon exercise of this Warrant or upon any transfer of the Warrant Shares (other than a transfer registered under the Act or any subsequent transfer of shares so registered) shall, at Company’s option, if the Warrant Shares are not freely saleable under Rule 144(k) under the Act, contain a legend in form and substance satisfactory to Company and its counsel, restricting the transfer of the Warrant Shares to sales or other dispositions exempt from the requirements of the Act. As further condition to each transfer, at the request of Company, Holder shall surrender this Warrant to Company and the transferee shall receive and accept a Warrant, of like tenor and date, executed by Company.

6.           Adjustment for Certain Events. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)          Reclassification or Merger. In case of (i) any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any merger of Company with or into another corporation (other than a merger with another corporation in which Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or (iii) any sale of all or substantially all of the assets of Company, Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to Holder a new Warrant (in form and substance satisfactory to Holder of this Warrant), or Company shall make appropriate provision without the issuance of a new Warrant, so that Holder shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Warrant Shares theretofore issuable upon exercise or conversion of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger or sale by a holder of the number of shares of Common Stock then purchasable under this Warrant, or in the case of such a merger or sale in which the consideration paid consists all or in part of assets other than securities of the successor or purchasing corporation, at the option of Holder, the securities of the successor or purchasing corporation having a value at the time of the transaction equivalent to the value of the Warrant Shares purchasable upon exercise of this Warrant at the time of the transaction. Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The provisions of this subparagraph (a) shall similarly apply to successive reclassifications, changes, mergers and transfers.

(b)          Subdivision or Combination of Shares. If Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Common Stock, the Warrant Price shall be proportionately decreased and the number of Warrant Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Warrant Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c)          Stock Dividends and Other Distributions. If Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Common Stock payable in Common Stock, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Common Stock (except any distribution specifically provided for in Sections 6(a) and 6(b)), then, in each such case, provision shall be made by Company such that Holder shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were Holder of the Warrant Shares as of the record date fixed for the determination of the shareholders of Company entitled to receive such dividend or distribution.

(d)          Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of Warrant Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

(e)          Adjustment for Dilutive Issuance. The Warrant Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment, from time to time in the manner set forth in Company’s Amended and Restated Certificate of Incorporation as if the Warrant Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Warrant Shares in Company’s Amended and Restated Certificate of Incorporation relating to the above in effect as of the date hereof may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Warrant Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Warrant Shares.

7.           Notice of Adjustments. Whenever any Warrant Price or the kind or number of securities issuable under this Warrant shall be adjusted pursuant to Section 6 hereof, Company shall prepare a certificate signed by an officer of Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and number or kind of shares issuable upon exercise of this Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within thirty (30) days of such adjustment to Holder as set forth in Section 16 hereof.

8.           Transferability of Warrant. This Warrant is transferable on the books of Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with Section 5 and applicable federal and state securities laws. Company shall issue and deliver to the transferee a new Warrant representing the Warrant so transferred. Upon any partial transfer, Company will issue and deliver to Holder a new Warrant with respect to the Warrant not so transferred. Holder shall not have any right to transfer any portion of this Warrant to any direct competitor of Company, as determined by Company’s Board of Directors.

9.           Registration Rights. Company grants registration rights to Holder of this Warrant for any Common Stock of Company obtained by Holder upon exercise or conversion of this Warrant in parity to the registration rights granted to other holders of the Common Stock and agrees that Holder shall be added as a party to the Registration Rights Agreement, and that the Warrant Shares shall be “Registrable Securities” under the Registration Rights Agreement.

10.          No Fractional Shares. No fractional share of Common Stock will be issued in connection with any exercise or conversion hereunder, but in lieu of such fractional share Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.

11.          Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the exercise or conversion of this Warrant shall be made without charge to Holder for any United States or state of the United States documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by Company, and such certificates shall be issued in the name of Holder.

12.          No Shareholder Rights Until Exercise. Except as expressly provided herein, this Warrant does not entitle Holder to any voting rights or other rights as a shareholder of Company prior to the exercise hereof.

13.          Registry of Warrant. Company shall maintain a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of Company, and Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

14.          Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, Company will execute and deliver a new Warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.

15.         Miscellaneous.

(a)          Successors. This Warrant shall be binding upon any successors or assigns of Company.

(b)          Headings. The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

(c)          Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of California, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

(d)          Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney’s fees.

16.          Addresses. Any notice required or permitted hereunder shall be in writing and shall be mailed by overnight courier, registered or certified mail, return receipt requested, and postage prepaid, or otherwise delivered by hand or by messenger, addressed as set forth below, or at such other address as Company or Holder hereof shall have furnished to the other party in accordance with the delivery instructions set forth in this Section 16.

If to Company:	Endocyte, Inc.
8910 Purdue Road
Suite 250
Indianapolis, Indiana 46268
Attn: Mike Sherman

If to Holder:	OTA LLC
1 Manhattanville Road
Purchaseville, NY 10577
Attention: Chief Executive Officer

If mailed by registered or certified mail, return receipt requested, and postage prepaid, notice shall be deemed to be given five (5) days after being sent, and if sent by overnight courier, by hand or by messenger, notice shall be deemed to be given when delivered (if on a business day, and if not, on the next business day).

17.           No Impairment. Company will not, by amendment of its Amended and Restated Certificate of Incorporation or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder hereof against impairment.

18.          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS WARRANT OR THE WARRANT SHARES.

19.          GOVERNING LAW. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

IN WITNESS WHEREOF, Company has caused this Warrant to be executed by its officer thereunto duly authorized.

ENDOCYTE, INC.

By:	/s/ Mike Sherman
Name: Mike Sherman
Title: Chief Financial Officer

Dated as of May 16, 2013.

ENDOCYTE, INC.
WARRANT SIGNATURE PAGE

NOTICE OF EXERCISE

To:
Endocyte, Inc.
8910 Purdue Road

Suite 250
Indianapolis, Indiana 46268
Attn: Chief Financial Officer

1.	The undersigned Warrantholder (“Holder”) elects to acquire shares of the Common Stock (the “Common Stock”) of Endocyte, Inc. (the “Company”), pursuant to the terms of the Stock Purchase Warrant dated May 16, 2013 (the “Warrant”).

2.	Holder exercises its rights under the Warrant as set forth below:

( )	Holder elects to purchase ______ shares of Common Stock as provided in Section 3(a) and tenders herewith a check in the amount of $______ as payment of the purchase price.

( )	Holder elects to convert the purchase rights into shares of Common Stock as provided in Section 3(b) of the Warrant.

3.          Holder surrenders the Warrant with this Notice of Exercise.

Holder represents that it is acquiring the aforesaid shares of Common Stock for investment and not with a view to or for resale in connection with distribution and that Holder has no present intention of distributing or reselling the shares.

Please issue a certificate representing the shares of the Common Stock in the name of Holder or in such other name as is specified below:

Name:

Address:

Taxpayer I.D.:

[NAME OF HOLDER]

By:
Name:
Title:

Date: _____________ __, 20__